CONSENT OF INDEPENDENT REGISTED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus constituting a part of this Registration Statement of our report dated July 8, 2004, relating to the financial statements of Patriot Scientific Corporation, which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Nation Smith Hermes Diamond

San Diego, California
May 18, 2006